PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JANUARY 31, 2000)

$150,000,000

                                     [LOGO]

$75,000,000 8.0% COLLATERAL TRUST DEBENTURES, SERIES V, DUE 2003
$75,000,000 8.375% COLLATERAL TRUST DEBENTURES, SERIES W, DUE 2007

MATURITY

o The Series V and W Debentures will mature on February 15, 2003 and February 15, 2007, respectively.

INTEREST

o The Series V and W Debentures bear interest at the rate of 8.0% and 8.375% per year, respectively.

o We will pay interest on the Series V and W Debentures on February 15 and August 15 of each year, beginning August 15, 2000.

REDEMPTION

o We may not redeem the Series V and W Debentures before maturity.

o The Series V and W Debentures do not have the benefit of any sinking fund.

LISTING

o We do not intend to list the Series V and W Debentures on any securities exchange.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


==========================================================================================
                              | PER SERIES V  |             | PER SERIES W |             |
                              | DEBENTURE     | TOTAL       | DEBENTURE    | TOTAL       |
------------------------------------------------------------------------------------------
 Public Offering Price (1)    |    99.712%    | $74,784,000 |    99.470%   | $74,602,500 |
 Underwriting Discount        |      .450%    | $   337,500 |      .625%   | $   468,750 |
 Proceeds, before expenses,   |               |             |              |             |
  to Rollins Truck Leasing    |               |             |              |             |
  Corp.                       |    99.262%    | $74,446,500 |    98.845%   | $74,133,750 |
------------------------------------------------------------------------------------------

(1) Plus accrued interest from February 15, 2000 if settlement occurs after that date.

                            ------------------------

The Underwriters listed below will purchase the Series V and W Debentures from us on a firm commitment basis and offer them to you, subject to certain conditions.

The Series V and W Debentures will be ready for delivery in book-entry form only through The Depository Trust Company, on or about February 15, 2000.

CHASE SECURITIES INC.                                          J.P. MORGAN & CO.

                            ------------------------

          The date of this prospectus supplement is February 10, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT:

Summary Financial Data......................................  S-3
Use of Proceeds.............................................  S-4
Description of the Series V and W Debentures................  S-4
Underwriting................................................  S-6
Experts.....................................................  S-7
Legal Matters...............................................  S-7

PROSPECTUS:

About This Prospectus.......................................    3
Where You Can Find More Information.........................    3
Rollins Truck Leasing Corp..................................    4
Summary Financial Data......................................    5
Use of Proceeds.............................................    6
Description of Debentures...................................    6
  General...................................................    6
  Terms of a Particular Series..............................    7
  Our Covenants.............................................    7
  Security Provisions.......................................    8
  Modification of Indenture and Waiver of Certain
     Covenants..............................................    8
  Defaults and Certain Rights on Default....................    9
Plan of Distribution........................................   10
Legal Matters...............................................   10
Experts.....................................................   10

                            ------------------------

     You should read this prospectus supplement along with the prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                             SUMMARY FINANCIAL DATA
                                ($ IN THOUSANDS)

     The following summary is qualified in its entirety by the detailed information and financial statements available as described under "Where You Can Find More Information" in the accompanying prospectus.

                                   THREE MONTHS ENDED
                                      DECEMBER 31,                        FISCAL YEAR ENDED SEPTEMBER 30,
                                 -----------------------   --------------------------------------------------------------
                                    1999         1998         1999         1998         1997         1996         1995
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues.......................  $  169,622   $  155,345   $  627,397   $  610,157   $  556,704   $  513,779   $  482,612
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Expenses:
  Operating....................      66,341       60,327      239,162      244,260      228,957      211,919      194,073
  Depreciation.................      53,832       49,066      199,342      183,465      170,039      158,407      146,777
  Gain on sale of property and
    equipment..................      (4,855)      (4,202)     (17,007)      (9,787)     (12,230)      (7,950)     (12,657)
  Selling and administrative...      14,366       13,303       57,805       55,530       50,457       47,995       43,146
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                    129,684      118,494      479,302      473,468      437,223      410,371      371,339
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating earnings.............      39,938       36,851      148,095      136,689      119,481      103,408      111,273
Interest expense, net..........      15,728       13,817       55,364       51,586       49,270       47,481       44,181
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income taxes...      24,210       23,034       92,731       85,103       70,211       55,927       67,092
Income taxes...................       9,440        8,960       36,258       33,080       27,417       21,811       25,756
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net earnings...................  $   14,770   $   14,074   $   56,473   $   52,023   $   42,794   $   34,116   $   41,336
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
Earnings per share (1)
  Basic........................  $      .26   $      .24   $      .98   $      .86   $      .68   $      .52   $      .61
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Diluted......................  $      .26   $      .24   $      .97   $      .85   $      .68   $      .52   $      .61
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
Average common shares and
  equivalents outstanding
  (000's)(1)
  Basic........................      56,804       58,464       57,833       60,340       62,681       65,076       67,432
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Diluted......................      57,255       59,113       58,369       61,130       63,362       65,595       68,048
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
Total assets (2)...............  $1,529,749   $1,300,071   $1,412,887   $1,297,474   $1,193,935   $1,126,981   $1,030,223
Equipment financing
  obligations..................  $  911,655   $  737,398   $  802,458   $  749,876   $  671,822   $  641,362   $  574,186
Shareholders' equity (2).......  $  326,126   $  298,610   $  320,386   $  292,985   $  289,982   $  285,127   $  277,501
Ratio of earnings to fixed
  charges (3)..................        2.45         2.57         2.55         2.55         2.34         2.10         2.41

------------------
(1) Information for the fiscal years ended September 30, 1997 and prior have been adjusted for the three-for-two common stock split distributed on March 16, 1998.

(2) Information for the fiscal years ended September 30, 1998 and prior have been reclassified to reflect the effects of adopting the provisions of SFAS No. 130, "Reporting Comprehensive Income," during 1999.

(3) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest, the portion of rental expenses identified as interest and amortization of debt expense. Earnings are computed by adding the amount of such fixed charges to earnings before income taxes.

                                USE OF PROCEEDS

     We will advance the net proceeds from the offering of the Series V and W Debentures to our subsidiary Rollins Leasing Corp. together with other funds of ours for a total of $150,000,000 in exchange for two $75,000,000 notes of Rollins Leasing Corp. Rollins Leasing Corp. will use these funds to purchase transportation equipment and repay existing revolving credit facility indebtedness incurred to acquire transportation equipment. At January 31, 2000, the indebtedness under our revolving credit facility was $143,000,000 and carried an interest rate of 6.8%. This facility is renewable annually.

                  DESCRIPTION OF THE SERIES V AND W DEBENTURES

     The following description of the particular terms of the Series V and W Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debentures set forth in the accompanying prospectus under the caption "Description of Debentures".

GENERAL

     The Series V and W Debentures will mature on February 15, 2003 and February 15, 2007, respectively, and will each be limited to $75,000,000 aggregate principal amount.

     Interest at the annual rates set forth on the cover page of this Prospectus Supplement will accrue from February 15, 2000 and is payable semiannually on February 15 and August 15 of each year, commencing August 15, 2000, to the persons in whose names the Series V and W Debentures, respectively, are registered on the Debenture registry books on the preceding February 1 and August 1, respectively.

     We will issue the Series V and W Debentures only in registered form in denominations of $1,000 and integral multiples thereof.

REDEMPTION

     The Series V and W Debentures may not be redeemed prior to maturity and will not have the benefit of any sinking fund.

SECURITY

     At the time of the issuance of the Series V and W Debentures, the Trustee will receive a pledge of two $75,000,000 unsecured promissory notes of our subsidiary, Rollins Leasing Corp. After the issuance of the Series V and W Debentures, there will be $950,000,000 principal amount of Debentures outstanding. All of our Debentures will be secured by pledges of an aggregate of $950,000,000 principal amount of unsecured promissory notes of Rollins Leasing Corp. Under certain circumstances set forth under "Description of Debentures--Security Provisions" in the accompanying Prospectus, the promissory notes may be required to be secured by Rollins Leasing Corp. by liens on their vehicles and vehicles leases.

CONCERNING THE TRUSTEE

     The Series V and W Debentures will be issued under a Collateral Trust Indenture dated as of March 21, 1983, as supplemented and amended by a Third Supplemental Indenture thereto dated as of February 20, 1986, an Eighth Supplemental Indenture dated as of May 15, 1990, a Seventeenth Supplemental Indenture dated as of March 10, 1997, and as supplemented by the Twenty-first and Twenty-second Supplemental Indentures dated as of February 15, 2000 between us and First Union National Bank, as Trustee. In the event that notes issued to the Trustee by Participating Subsidiaries (as defined in the Eighth Supplemental Indenture) become secured under the circumstances set forth under "Description of Debentures--Security Provisions" in the accompanying Prospectus, First Union will act as security trustee for the security interest of the Trustee, as holder of the Participating Subsidiary notes, and the security interest of such other creditors of the Participating Subsidiaries as may be entitled to share therein.

BOOK-ENTRY, DELIVERY AND FORM

     The Depository Trust Company, or DTC, New York, NY, will act as securities depository for the Series V and W Debentures. The Series V and W Debentures will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered global Debenture certificate will be issued for each of the Series V and W Debentures in the aggregate principal amount of each such issue, and will be deposited with, or on behalf of, DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Series V and W Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series V and W Debentures on DTC's records. The ownership interest of each actual purchaser of the Series V and W Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series V and W Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Series V and W Debentures, except in the event that use of the book-entry system for the Series V and W Debentures is discontinued.

     To facilitate subsequent transfers, all Series V and W Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Series V and W Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series V and W Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series V and W Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Series V and W Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series V and W Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Series V and W Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, Rollins or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Rollins or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

     DTC may discontinue providing its services as securities depository with respect to the Series V and W Debentures at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated February 10, 2000, we have agreed to sell to Chase Securities Inc. and J.P. Morgan Securities Inc. (the "Underwriters") and the Underwriters have agreed to severally purchase the principal amount of the Series V and W Debentures offered hereby as set forth opposite their respective names in the table below:

                                   PRINCIPAL AMOUNT OF      PRINCIPAL AMOUNT OF
UNDERWRITER                        SERIES V DEBENTURES      SERIES W DEBENTURES
-----------                        -------------------      -------------------
Chase Securities Inc.............      $48,750,000              $48,750,000
J.P. Morgan Securities Inc.......       26,250,000               26,250,000
                                       -----------              -----------
     Total.......................      $75,000,000              $75,000,000
                                       ===========              ===========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of each of the Series V and W Debentures, if any are taken.

     The Underwriters have advised us that they propose initially to offer the Series V and W Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.300% of the principal amount of the Series V Debentures and 0.375% of the principal amount of the Series W Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.250% of the principal amount of the Series V Debentures and 0.250% of the principal amount of the Series W Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     We have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933.

     The Series V and W Debentures are new issues of securities, and there is currently no established trading market for the Series V and W Debentures. In addition, we do not intend to apply for the Series V and W Debentures to be listed on any securities exchange or to arrange for the Series V and W Debentures to be quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the Series V and W Debentures, but they are not obligated to do so. The Underwriters may discontinue any market making in the Series V and W Debentures at any time in their sole discretion. Accordingly, there can be no assurance that a liquid trading market will develop for the Series V and W Debentures, that you will be able to sell your Series V and W Debentures at a particular time or that the prices that you receive when you sell will be favorable.

     In connection with the offering of the Series V and W Debentures, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Series V or W Debentures in the open market for the purpose of pegging, fixing or maintaining the price of those Debentures. Syndicate covering transactions involve purchases of the Series V and W Debentures in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Series V and W Debentures to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

     The Underwriters and their affiliates engage in various general financing and banking transactions with us and our affiliates.

                                    EXPERTS

     The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been so incorporated in reliance on the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters relating to the Series V and W Debentures will be passed upon for us by J. Carlisle Peet, III, Esq., Assistant General Counsel and Assistant Secretary of the Company and for the Underwriters by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. Mr. Peet owns beneficially 43,973 shares of our Common Stock.

                      [This page intentionally left blank]

PROSPECTUS

                          ROLLINS TRUCK LEASING CORP.

                   COLLATERAL TRUST DEBENTURES ($350,000,000)

                            ------------------------

We plan to issue from time to time up to $350,000,000 of collateral trust debentures. We will provide specific terms of these debentures and their offering prices in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This prospectus may not be used to consummate the sale of debentures unless accompanied by a prospectus supplement.

                            ------------------------

                The date of this prospectus is January 31, 2000.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
About This Prospectus............................................  3

Where You Can Find More Information..............................  3

Rollins Truck Leasing Corp.......................................  4

Summary Financial Data...........................................  5

Use Of Proceeds..................................................  6

Description of Debentures........................................  6

     General.....................................................  6

     Terms of a Particular Series................................  7

     Our Covenants...............................................  7

     Security Provisions.........................................  8

     Modification of Indenture and Waiver of Certain Covenants...  8

     Defaults and Certain Rights on Default......................  9

Plan of Distribution............................................. 10

Legal Matters.................................................... 10

Experts.......................................................... 10

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. We may sell the debentures described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000.

     This prospectus provides you with a general description of the debentures we may offer. Each time we sell debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date on the front of those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the following SEC locations.

 Public Reference Room     New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center           Citicorp Center
       Room 1024                  Suite 1300            500 West Madison Street
 Washington, DC 20549         New York, NY 10048              Suite 1400
                                                            Chicago, Illinois
                                                              60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings are available to the public at the SEC's website at http://www.sec.gov.

     Our common stock is listed on both the New York and Pacific Stock Exchanges. You can inspect our reports, proxy statements and other information at the offices of either Exchange.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below:

     o our Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

     o our Current Report on Form 8-K dated January 18, 2000;

     o our Proxy Statement relating to the Annual Meeting of Shareholders held on January 27, 2000; and

     o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     You may request a copy of these documents at no cost, by writing or telephoning us at the following address:

                            Patrick J. Bagley
                            Vice President--Finance and Treasurer
                            Rollins Truck Leasing Corp.
                            P.O. Box 1791
                            Wilmington, Delaware 19899
                            (302) 426-3409

                          ROLLINS TRUCK LEASING CORP.

     We operate principally in one industry segment and through our principal subsidiary, Rollins Leasing Corp., engage primarily in full-service truck leasing and rentals. We currently conduct all of our operations within the United States and Canada.

     Full-service leasing accounts for the major portion of Rollins Leasing Corp.'s revenues. Under these leases, Rollins Leasing Corp. purchases vehicles and components that are custom-engineered to the customer's requirements. This equipment is then leased to the customer for periods usually ranging from three to eight years. Rollins Leasing Corp. provides fuel, oil, tires, washing and regularly scheduled maintenance and repairs at its facilities. In addition, it arranges for licenses and insurance, pays highway and use taxes and supplies a 24-hour-a-day emergency road service to its customers.

     Our commercial rental fleet which at September 30, 1999 consisted of more than 9,600 units with payload capacities ranging from 4,000 to 45,000 pounds offers tractors, trucks and a limited number of trailers to customers for short periods of time ranging from one day to several months. Our commercial rental fleet also provides additional vehicles to full-service lease customers to handle their peak or seasonal business needs. The rental fleet's average age is approximately two years. The utilization rate of the rental fleet during fiscal year 1999 was in excess of 85%. Rollins Leasing Corp. does not offer services in the consumer one-way truck rental market.

     Rollins Leasing Corp. also furnishes a guaranteed maintenance service to private fleet customers who choose to own their vehicles. This service includes preventive maintenance, fuel procurement, tax reporting, permitting, licensing and access to the Rollins Leasing Corp. 24-hour-a-day emergency road service.

     On January 3, 2000, we acquired all of the issued and outstanding shares of capital stock of UPS Truck Leasing, which provides full-service lease and rental services on more than 10,000 vehicles to 4,000 customers throughout the United States, from the UPS Logistics Group, a unit of United Parcel Service, Inc. UPS Truck Leasing was then merged into Rollins Leasing Corp. Concurrently, we sold our dedicated carriage and logistics subsidiary's assets and business to the UPS Logistics Group.

     There are many companies engaged in all aspects of vehicle rental and leasing, some of which also operate on a nationwide basis and are larger than our business. Ryder System, Inc. and Penske Truck Leasing Co., L.P., Inc. are respectively the largest and second largest competitors in the truck leasing industry. We believe Rollins Leasing Corp. is the third largest competitor in the field of full-service leasing and short-term rental of heavy duty trucks in the United States. Since the unit cost of vehicles and the cost of the borrowed funds used to purchase such vehicles are believed to be similar for most vehicle leasing companies, successful competition is based in part on service.

     We are incorporated in the State of Delaware. Our mailing address and telephone number for our principal executive offices are One Rollins Plaza, P.O. Box 1791, Wilmington, Delaware 19899, and (302) 426-2700. On January 25, 1990, our name was changed from RLC CORP. to Rollins Truck Leasing Corp.

                             SUMMARY FINANCIAL DATA

     The following summary reflects our operations. It is qualified by the information described under the heading "Where You Can Find More Information."

                                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                              --------------------------------------------------------------
                                                 1999         1998         1997         1996         1995
                                              ----------   ----------   ----------   ----------   ----------
                                                        ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA
Revenues....................................  $  627,397   $  610,157   $  556,704   $  513,779   $  482,612
Expenses:
  Operating.................................     239,162      244,260      228,957      211,919      194,073
  Depreciation..............................     199,342      183,465      170,039      158,407      146,777
  Gain on sale of property and equipment....     (17,007)      (9,787)     (12,230)      (7,950)     (12,657)
  Selling and administrative................      57,805       55,530       50,457       47,995       43,146
                                              ----------   ----------   ----------   ----------   ----------
                                                 479,302      473,468      437,223      410,371      371,339
                                              ----------   ----------   ----------   ----------   ----------
Operating earnings..........................     148,095      136,689      119,481      103,408      111,273
Interest expense, net.......................      55,364       51,586       49,270       47,481       44,181
                                              ----------   ----------   ----------   ----------   ----------
Earnings before income taxes................      92,731       85,103       70,211       55,927       67,092
Income taxes................................      36,258       33,080       27,417       21,811       25,756
                                              ----------   ----------   ----------   ----------   ----------
Net earnings................................  $   56,473   $   52,023   $   42,794   $   34,116   $   41,336
                                              ==========   ==========   ==========   ==========   ==========
Earnings per share(1)
  Basic.....................................  $      .98   $      .86   $      .68   $      .52   $      .61
                                              ==========   ==========   ==========   ==========   ==========
  Diluted...................................  $      .97   $      .85   $      .68   $      .52   $      .61
                                              ==========   ==========   ==========   ==========   ==========
Average common shares and equivalents
  outstanding (000's)(1)
  Basic.....................................      57,833       60,340       62,681       65,076       67,432
                                              ==========   ==========   ==========   ==========   ==========
  Diluted...................................      58,369       61,130       63,362       65,595       68,048
                                              ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA
Total assets(2).............................  $1,412,887   $1,297,474   $1,193,935   $1,126,981   $1,030,223
Equipment financing obligations.............  $  802,458   $  749,876   $  671,882   $  641,362   $  574,186
Shareholders' equity(2).....................  $  320,386   $  292,985   $  289,982   $  285,127   $  277,501
Ratio of earnings to fixed charges(3).......        2.55         2.55         2.34         2.10         2.41

------------------
(1) Information for the fiscal years ended September 30, 1997 and prior have been adjusted for the three-for-two common stock split distributed on March 16, 1998.

(2) Information for the fiscal years ended September 30, 1997 and prior have been reclassified to reflect the effects of adopting the provisions of SFAS No. 130, "Reporting Comprehensive Income", during 1999.

(3) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest, the portion of rental expenses identified as interest and amortization of debt expense. Earnings are computed by adding the amount of such fixed charges to earnings before income taxes.

                                USE OF PROCEEDS

     The proceeds we receive from the sale of the debentures will be advanced to Rollins Leasing Corp., referred to as a "participating subsidiary". It will use the funds to purchase vehicles and related equipment, reduce indebtedness under its individual revolving credit agreement or retire other existing equipment financing obligations. Each prospectus supplement will include the specific amount of the proceeds from the sale of the debentures to be applied to these asset purchases or debt reductions. Before this the proceeds may be temporarily invested in short-term marketable securities.

                           DESCRIPTION OF DEBENTURES

     This section describes the general terms and provisions of the debentures to which any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debentures offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debentures.

     The offered debentures will be issued under a Collateral Trust Indenture dated as of March 21, 1983, between us and Continental Bank, National Association (formerly Continental Illinois National Bank and Trust Company of Chicago) as trustee, as supplemented and amended by a Third Supplemental Indenture dated February 20, 1986 and by the Eighth Supplemental Indenture dated May 15, 1990 and as supplemented and amended from time to time, including supplemental indentures setting forth the terms of each series of the offered debentures. The Collateral Trust Indenture, as amended by the Third Supplemental Indenture and the Eighth Supplemental Indenture, is referred to as the "indenture". The following statements are subject to the detailed provisions of the indenture, a copy of which is incorporated by reference as an exhibit to the registration statement.

     We have summarized certain provisions of the Collateral Trust Indenture below. The summary is not complete. If we refer to particular provisions of the indenture, the provisions, including definitions of certain terms are incorporated by reference as a part of this summary.

     As of the date of this prospectus, an aggregate of $800 million of debentures are outstanding under the indenture. Reference is made to the prospectus supplement for any subsequent series of debentures issued under the indenture.

GENERAL

     The offered debentures will be our obligations secured at the time of issuance by the pledge of unsecured demand promissory notes issued by one or more participating subsidiaries. These notes may in turn be secured by liens on vehicles and vehicle leases under the circumstances described under the heading "Security Provisions". We and Rollins Leasing Corp. are prohibited from securing the notes by creating a security interest in the vehicles. A participating subsidiary, as defined in the indenture, means a wholly-owned subsidiary of ours engaged primarily in the business of renting and/or leasing vehicles and/or providing carriage by vehicles. A participating subsidiary has also executed and delivered one or more loan agreements and issued one or more notes. As of the date of this prospectus, Rollins Leasing Corp. is our only subsidiary that qualifies as a participating subsidiary. As of the date of this prospectus, the outstanding debentures are secured by the pledge of $800 million principal amount of the unsecured demand promissory notes of Rollins Leasing Corp.

     The indenture does not limit the amount of debentures that may be issued. The indenture provides that debentures may be issued under it from time to time in one or more series.

     Principal and any premium will be payable at the our agency in Chicago, Illinois, or New York, New York. You may present the debentures for registration of transfer or exchange at those offices, subject to the limitations provided in the indenture, without any service charge, but we may require you to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the registration.

     The indenture requires that funds equal to the principal amount of debentures issued from time to time will be advanced to one or more participating subsidiaries on the date of the issuance. In exchange, each participating subsidiary will issue us a promissory note in the principal amount of any advances to it. We in turn will pledge the notes to the trustee as security for all debentures. Notes will be payable as to principal on demand and will bear interest at the same rate, payable at the same time, as interest on the debentures being so issued. The indenture requires that the obligations to pay principal premium, if any, and interest contained in all the notes are sufficient, in the aggregate, to pay all principal, premium, if any, and interest on all outstanding debentures after giving effect to the issue of additional debentures and to any concurrent retirement of other debentures using proceeds from that issue and money held by the trustee.

TERMS OF A PARTICULAR SERIES

     The prospectus supplement relating to the particular series of offered debentures will include the following terms of the offered debentures:

     o the title;

     o any limit on the aggregate principal amount;

     o the price or prices;

     o the maturity date or dates;

     o the interest rate or rates and the method for calculating the interest rate;

     o the interest payment dates, the date on which interest payments will commence and the regular record dates for the interest payments;

     o the terms of any mandatory or optional sinking fund provisions; and

     o the terms of any other optional redemption provisions.

OUR COVENANTS

     Limitation on Equipment Indebtedness of Participating Subsidiaries. We covenant that if the aggregate amount of the equipment indebtedness of any participating subsidiary (which, for the purposes of this covenant only, includes the wholly owned subsidiaries of a participating subsidiary) exceeds 90% of the net book value of its vehicles at the end of any fiscal quarter, we will, on or before 45 days after the expiration of such fiscal quarter, cause such participating subsidiary to prepay one or more of its notes to the extent necessary to reduce such percentage to not more than 90%.

     Certain Definitions. Equipment indebtedness means all indebtedness other than:

     o permitted indebtedness;

     o indebtedness expressly subordinated to the prior payment of the debentures or the notes, as the case may be;

     o indebtedness secured by real estate or improvements on real estate (to the extent that indebtedness does not exceed the greater of cost or appraised value of the real estate and improvements); and

     o trade indebtedness payable within 90 days from the date incurred.

     Net book value with respect to a vehicle means initial cost depreciated on a monthly basis at the faster of:

          (1) the fastest rate prescribed by any instrument at the time in effect evidencing any indebtedness of the vehicle owner; and

          (2) the rate then utilized for the purpose of financial statements submitted to our stockholders.

     Permitted indebtedness means:

          (1) indebtedness originally created in favor of a manufacturer or seller or financial institution incurred to finance the purchase of vehicles and secured by a lien on the purchased vehicles; and

          (2) indebtedness secured by a lien on vehicles which predates our acquisition of the business owning the vehicles.

     Vehicle means a truck, truck tractor, truck trailer, container, automobile, bus, or other similar unit and materials handling equipment, but does not include any such vehicle leased from another or any vehicle which has been pledged to secure permitted indebtedness.

     Limitation on Dividends. We may not, so long as any of the offered debentures are outstanding:

     o declare or pay any dividend; or

     o make any distribution on any shares of our capital stock (other than dividends or distributions payable in shares of our capital stock); or

     o make or permit any subsidiary to make any payment to purchase, redeem or otherwise acquire any shares of our capital stock if the aggregate amount expended for all purposes subsequent to September 30, 1984, referred to as the "applicable date", would exceed the sum of consolidated net earnings since the applicable date and $10,000,000.

     However, we may credit against the purchases, redemptions and retirements of our capital stock the net consideration we receive subsequent to the applicable date from the issue or sale of additional capital stock.

     Limitation on Consolidated Indebtedness. As long as any of the offered debentures are outstanding, we may not, nor may we permit any of our subsidiaries to, create, incur or assume any indebtedness unless immediately after such creation, incurring or assumption, and after giving effect to the utilization of the proceeds thereof, the aggregate amount of our consolidated indebtedness is less than 400% of our consolidated net worth. Other than the limitation on consolidated indebtedness, the indenture contains no provisions that may afford debentureholders protection in the event of a highly leveraged transaction.

SECURITY PROVISIONS

     All offered debentures will be our obligations secured by notes pledged to the trustee. Notes of participating subsidiaries pledged to the trustee will secure any additional series of debentures. The notes will be unsecured obligations of the subsidiaries. However, if any participating subsidiary grants or allows any security interest in its vehicles or its vehicle leases (except statutory liens), the indenture requires the creation of a security interest in the vehicles or vehicle leases for the benefit of the trustee as holder of the notes of the participating subsidiary ranking equally and ratably with, and existing for at least the same length of time as, such other security interests.

     An agreement among us, Rollins Leasing Corp. and the lenders under the existing unsecured bank revolving credit agreement between Rollins Leasing Corp. and those lenders requires Rollins Leasing Corp. to create, at the option of the relevant lenders (and restricts them from otherwise creating), a security interest in its vehicles in favor of a trustee designated by such lenders and for the benefit of the trustee (as holder of the notes of Rollins Leasing Corp.), the lenders under Rollins Leasing Corp.'s bank revolving credit agreement and the holders of such other indebtedness as may be entitled to share in such security interests. Neither the trustee nor the debentureholders may initiate the creation of such a security interest.

MODIFICATION OF INDENTURE AND WAIVER OF CERTAIN COVENANTS

     We or the trustee may modify or waive any provision of the indenture or modify the rights of the debentureholders with the consent of the following:

     o the holders of a majority in aggregate principal amount of all outstanding debentures which are affected by the modification or waiver; and

     o at least 66 2/3% in aggregate principal amount of each series of outstanding debentures which are affected by the modification or waiver.

     However, without the consent of the holder of each outstanding debenture of any affected series, no modification or waiver will:

     o extend the maturity of principal or interest;

     o reduce or modify the principal, interest or any premium payable on redemption;

     o permit the creation of any prior or pari passu lien on any of the notes or other pledged property or terminate the indenture lien on the notes or other pledged property; and

     o reduce the percentage of debentureholders whose consent is required for modification.

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     An event of default is defined in the indenture as being:

     o default for 30 days in payment of any interest on any debenture;

     o default in payment of principal or of premium, if any, on any debenture;

     o default in payment of any sinking fund installment required for any debenture;

     o default in the performance of the covenants described under "Our Covenants--Limitation on Equipment Indebtedness of Participating Subsidiaries", "Our Covenants--Limitation on Dividends", and "Security Provisions" or default for 30 days in the performance of certain covenants contained in a loan agreement relating to any note;

     o default for 60 days after written notice in performance of any other covenant in the indenture or in the debentures;

     o default with respect to other indebtedness or lease obligation of ours or any subsidiary of ours continuing for 30 days;

     o acceleration of the stated maturity of any indebtedness or lease obligation in an aggregate principal amount of $2,000,000 or more; or

     o certain events of bankruptcy, insolvency, receivership or reorganization relating to us or any participating subsidiary.

     We will be required to file with the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debentures then outstanding (or 25% of any series of debentures as to which an event of default in respect of principal, premium, if any, interest or sinking fund installments has occurred) may declare the principal of all the debentures to be due and payable. The declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the debentures (and of any such series) at the time outstanding.

     Except with respect to its duties in case of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holders of the debentures, unless those holders have offered to the trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the indenture, the holders of a majority in principal amount of the debentures at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising of any of the trustee's trusts or powers.

                                PLAN OF DISTRIBUTION

     We may sell the debentures as follows:

     o to or through one or more underwriters, who will be named in the applicable prospectus supplement;

     o directly to other purchasers;

     o through agents; or

     o to dealers.

     Only underwriters named in the prospectus supplements are deemed to be underwriters in connection with the debentures offered thereby.

     The distribution of debentures may be effected from time to time in one or more transaction at:

     o a fixed price or prices which may be changed;

     o market prices prevailing at the time of sale;

     o prices related to prevailing market prices; or

     o negotiated prices.

     Underwriters may receive compensation from us, or from purchasers of the debentures, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debentures may be underwriters as defined in the Securities Act and any discounts or commissions they receive by us and any profit on the resale of the debentures by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation will be described in the prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

     Certain legal matters relating to the offered debentures will be passed upon for us by Klaus M. Belohoubek, Esq., Vice President-General Counsel and Secretary of the Company, and by any attorneys for the underwriters identified in the prospectus supplement. As of the date of this prospectus, Mr. Belohoubek owns beneficially 9,827 shares of our common stock and owns directly options to purchase 49,000 shares of that stock.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Rollins Truck Leasing Corp. and subsidiaries as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      [This page intentionally left blank]

                                     [LOGO]